Exhibit 99.1

 Cesar L. Alvarez Elected Chairman of Pediatrix Board; Enrique J. Sosa, Ph.D.,
           Joins Board; Joseph M. Calabro Promoted to President, COO

     FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 20, 2004--Pediatrix Medical Group Inc. (NYSE:PDX) announced that at its Board of Directors Meeting today Cesar L. Alvarez was elected Chairman of the Board, Enrique J. Sosa, Ph.D., was appointed to a newly created seat on the Board, and Joseph M. Calabro was promoted to President and Chief Operating Officer.
     Roger J. Medel, M.D., Pediatrix's co-founder, retains the title of Chief Executive Officer. The Board of Directors authorized an extension of his contract for five additional years.
     Mr. Alvarez, 56, is President and Chief Executive Officer of Greenberg Traurig, P.A., an international law firm with approximately 1,100 lawyers and government professionals in 24 offices in the U.S. and Europe. He has served as an outside director of Pediatrix since March 1997. Mr. Alvarez also serves on the Board of Atlantis Plastics, Inc. and Watsco, Inc.
     Dr. Sosa, 64, retired in April 1999 as President of BP Amoco Chemicals, and was Senior Vice President of Amoco Corporation from 1995 through 1998. He was Senior Vice President of The Dow Chemical Company and President of Dow North America and a member of its Board of Directors. He joined Dow in 1964. Dr. Sosa has served as a member of the Board of Directors of FMC Corp., a diversified global chemical company, since 1999, and since 2000 has served as a member of the Board of Directors of DSM, N.V., a life sciences, industrial materials and chemicals' company based in The Netherlands. He has previously served on the Board of Directors of Electronic Data Systems, Dow Corning Corporation and Destec Energy, Inc. Dr. Sosa's nomination by President George W. Bush to serve a five-year term on the Board of Directors of Amtrak is pending confirmation by the U.S. Senate. With Dr. Sosa's appointment, Pediatrix's Board has been expanded to eight members.
     "With the expanded role by Cesar Alvarez, and the additions of Enrique Sosa and Larry Mullen, who was elected to the Board by our shareholders today, we bring to our Board significant business experience, strategic leadership and a strong mix of skills from a variety of industries," said Dr Medel. "We are confident in our Board's ability to advance the long-term interests of our shareholders as we continue to execute our growth strategy."
     Mr. Calabro, 43, joined Pediatrix in 1996 as Chief Information Officer. He has served as Chief Operating Officer since May 2000. Prior to joining Pediatrix he was Director of Information Technology for the Ambulatory Surgery Group of HCA.
     "Joe has been a valued member of our senior management team, leading the development of our successful regional strategy, which has had an ongoing positive impact on our strong operating results over the past several years," Dr. Medel said. "We look forward to his continued contributions in this new leadership position, and I'm looking forward to working with Joe as I continue in my role as Chief Executive Officer for the foreseeable future."
     Earlier today at the Company's Annual Meeting of Shareholders, Pediatrix shareholders elected all of the nominees for its Board of Directors to serve until the Annual Meeting of Shareholders in 2005. Mr. Alvarez, Waldemar A. Carlo, M.D., Michael B. Fernandez, Roger K. Freeman, M.D., Paul G. Gabos, and Dr. Medel were each re-elected to the Board, and Lawrence M. Mullen was elected as a new director.

     About Pediatrix

     Pediatrix was founded in 1979. Pediatrix physicians are reshaping the delivery of maternal-fetal, newborn and pediatric subspecialty care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 neonatal intensive care units, and through Obstetrix, its maternal-fetal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 700 physicians in 31 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and the largest private provider of newborn metabolic screening. Additional information is available at http://www.pediatrix.com.

     Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors".


    CONTACT: Pediatrix Medical Group Inc., Fort Lauderdale
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com